Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Completes $390 Million ABS Offering

NOVATO, CA — September 21, 2012 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier lessor of commercial jet engines, reported that its wholly owned subsidiary Willis Engine Securitization Trust II (WEST II), a newly established asset backed securities (ABS) issuer, completed the sale of $390 million of senior secured notes on September 17, 2012. The proceeds of the notes will be used to repay the existing ABS notes of Willis Lease’s subsidiary, Willis Engine Securitization Trust (WEST).

The WEST II ABS securities are a single class of senior notes with a fixed coupon of 5.50%, an expected maturity of 10 years, a weighted average life of 7.3 years and a final maturity of 25 years. The notes are secured by 79 aircraft engines acquired from Willis Lease at a loan to appraised value of approximately 70%.

“The closing of WEST II is a remarkable achievement for Willis Lease and demonstrates our leadership position in the engine leasing marketplace,” said Charles F. Willis, CEO and Chairman.  “Access to capital is one of the most important success factors for any asset-based business.  Our successful track record as a previous ABS issuer, leadership position in the market, strong platform and solid reputation have all combined to provide continued access to the capital markets at competitive rates.  Our access to low-cost, long-term capital is an important competitive advantage for Willis Lease. The completion of this offering, along with our newly upsized revolving credit facility, as well as our successful joint venture with Mitsui & Co. Ltd. places Willis Lease at the forefront of the global aircraft engine leasing market.

WEST II Highlights:

•                  Locks in fixed interest rate for the life of the notes, providing certainty of future cash flows.

•                  Significantly reduces principal payments and extends amortization period, improving cash flow.

•                  Releases significant cash from restricted cash and facilitates leverage on previously unlevered assets.

•                  Eliminates certain administrative costs for servicing and other third party expenses.

•                  Provides greater operating flexibility due to elimination of several corporate and portfolio concentration covenants.

•                  Provides greater flexibility to sell engines and reinvest the proceeds to update the portfolio.

“The WEST II ABS funding, combined with the expansion of the revolving credit facility announced earlier this month, provides us with a substantial amount of new capital to continue building a well-diversified engine portfolio for the most popular aircraft types, including Boeing 737s, Airbus320s, Boeing 777s, Airbus 330s and Embraer/Bombardier/ATR regional series aircraft, and expand into new generation products such as the Trent 1000 and the GEnx—and ultimately the PW-GTF and CFM Leap X,” continued Willis. “We have also begun the leasing of Auxiliary Power Units (APU’s) for the most popular aircraft in service today. Our widely used lease pool programs are being expanded to include APU’s as well as other models of engines.  In addition to portfolio expansion, the new capital will allow us to continue our stock repurchase program and to pursue joint venture partnerships or equity investments in our market as well as other aviation equipment investments.”

“The long-term benefits of this transaction including providing capital to expand our portfolio, reducing operating costs and improving cash flow, are partially offset by an increase in our average debt cost and by the $15 million pre-tax charge that we will record this quarter for unamortized debt issuance costs, note discount and swap termination costs related to the prior WEST debt extinguished,” said Brad Forsyth, Chief Financial Officer. “This one-time charge, a portion of which is non-cash, will cause the company to record a loss for the third quarter. As we deploy the new capital, we anticipate solid contributions to profitability from this transaction.”

For this transaction, Credit Agricole Securities was the Sole Structuring Agent and a Joint Bookrunner along with  Goldman, Sachs & Co.  Pillsbury Winthrop Shaw Pittman LLP provided legal counsel for WEST II and the Company.  Clifford Chance US LLP provided counsel to the underwriters.  The WEST II Notes were rated A(sf) by both Standard & Poor’s and Fitch Ratings.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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Note:  Transmitted on Globe Newswire on September 21, 2012, at 1:00 p.m. PT.